 Exhibit 11.1

                      VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                         (companies in the development stage)
                    STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                       (in thousands, except per share amounts)
                                        -----


                                                                  Fiscal Year Ended
                                                        ---------------------------------------
                                                        March 31,      March 26,      March 27,
                                                          1996           1995           1994
                                                        ---------      ---------      ---------
Actual weighted average shares of common
stock outstanding for the period                        $ 21,261         20,059         17,259

Net loss for period                                     $(17,593)      $(33,629)      $(18,653)

Net loss per share for period                           $  (0.83)      $  (1.68)      $  (1.08)


Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.